Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Reports Record Second Quarter 2020 Results

For Release July 28, 2020

•	Net income of $41.2 million increased $24.7 million, or 150%, compared to the second quarter of 2019 and increased $16.6 million, or 67%, compared to the first quarter of 2020

•	Net income per common share of $1.31 increased 157% compared to the second quarter of 2019 and increased 79% compared to the first quarter of 2020

•	Total assets of $9.4 billion increased $3.1 billion, or 48%, compared to December 31, 2019, and increased $1.5 billion, or 19%, compared to March 31, 2020, driven by strong loan growth

•	Total loans receivable and loans held for sale, increased $2.9 billion, or 57%, compared to December 31, 2019, and increased $1.7 billion, or 27%, compared to March 31, 2020

•	Credit quality remained exceptionally high, with only 1.0% of total loans receivable and loans held for sale in payment deferral arrangements due to COVID-19

•	Return on average assets was 1.89% in the second quarter of 2020 compared to 1.41% in the second quarter of 2019 and 1.49% in the first quarter of 2020

CARMEL, Indiana – (PR Newswire) - Merchants Bancorp (the “Company” or “Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank of Indiana, today reported second quarter 2020 net income of $41.2 million, or $1.31 per common share. This compared to $16.4 million, or $0.51 per common share in the second quarter of 2019, and $24.6 million, or $0.73 per common share, in the first quarter of 2020.

The $24.7 million, or 150%, increase in net income for the second quarter 2020 compared to the second quarter of 2019 was driven by an 83% increase in net interest income that reflected significant growth in mortgage warehouse loans, and an 88% increase in gain on sale of loans, primarily from higher growth in single-family mortgages.

The $16.6 million, or 67%, increase in net income for the second quarter 2020 compared to the first quarter of 2020 was primarily driven by a $12.9 million, or 34%, increase in net interest income that also reflected significant growth in mortgage warehouse loans and a 2 basis point increase in the net interest margin.

“During the second quarter, the unique, low-risk nature of our business model was a catalyst to delivering the highest asset levels and quarterly net income ever reported in the history of our company, despite being in the middle of an unprecedented global pandemic and an environment of historically low interest rates,” said Michael F. Petrie, Chairman and CEO of Merchants.

Michael J. Dunlap, President and Chief Operating Officer of Merchants, added, “Our team has worked tirelessly to support our customers with their financing needs during the quarter, resulting in a 57% increase in total loans and loans held for sale since the end of December 2019 and a return on average assets of 1.89%. All our businesses delivered growth in loan volume that contributed significantly to our bottom line. Our Small Business Administration team also financed $88 million in loans during the second quarter through the Paycheck Protection Program ("PPP").”

Total Assets

Total assets of $9.4 billion at June 30, 2020 increased $3.1 billion, or 48%, compared to December 31, 2019, and increased $1.5 billion, or 19%, compared to $7.9 billion at March 31, 2020.

The increase compared to December 31, 2019 was primarily due to growth in loans held for sale and net loans receivable, which increased a combined total of $2.9 billion. The increase reflected the significant loan growth generated from mortgage warehouse business, primarily resulting from lower interest rates that increased the origination volume and refinancing in the single-family mortgage market, as well as higher loan volume generated in multi-family business.

Return on average assets was 1.89% for the second quarter of 2020 compared to 1.41% for the second quarter of 2019 and 1.49% for the first quarter of 2020.

Asset Quality

The allowance for loan losses of $20.5 million at June 30, 2020 increased $4.7 million compared to December 31, 2019 and increased $1.6 million compared to March 31, 2020. The increases were primarily based on growth in the loan portfolio, but also reflected uncertainties surrounding the COVID-19 pandemic. Approximately 79% of the $4.7 million increase compared to December 31, 2019, was related primarily to loan growth, while additional provision associated with the COVID-19 pandemic represented approximately $595,000, or 13%, of the increase. An additional $48,000 of COVID-19 related provision was added during the second quarter of 2020. Because it is still too early to know the full extent of potential future losses associated with the impact of COVID-19, the Company continues to monitor the situation and may need to adjust future expectations as developments occur throughout the remainder of 2020.

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Merchants believes it has minimal direct exposure to consumer, commercial and other small businesses that may be negatively impacted by COVID-19 but continues to assist customers facing financial setbacks. As of June 30, 2020, the Company granted customer requests to defer payments on 52 loans with unpaid balances of $80.6 million, representing only 1.0% of total loans and loans held for sale.

Non-performing loans were $6.7 million, or 0.16% of total loans at June 30, 2020, compared to $4.7 million, or 0.15% of total loans at December 31, 2019, and compared to $6.6 million, or 0.19% of total loans at March 31, 2020. The increase in non-performing loans compared to December 31, 2019 was primarily related to one collateralized agricultural loan that is delinquent greater than 90 days late, with repayment still anticipated.

Total Deposits

Total deposits of $6.9 billion at June 30, 2020 increased $1.4 billion, or 26%, compared to December 31, 2019, and increased $185.9 million, or 3%, compared to March 31, 2020. The increases compared to both periods were primarily due to growth in traditional and brokered demand accounts, while the Company significantly reduced its balances of brokered certificates of deposits.

Total brokered deposits of $2.4 billion at June 30, 2020 increased $197.9 million from December 31, 2019 and decreased $473.3 million from March 31, 2020. Brokered deposits represented 34% of total deposits at June 30, 2020 compared to 39% of total deposits at December 31, 2019 and 42% of total deposits at March 31, 2020.

Liquidity

The Company increased its available borrowing capacity, with unused lines of credit at $1.9 billion, compared to $1.2 billion at March 31, 2020. This liquidity enhances the ability to effectively manage interest expense and assets levels in the future. The Company also began utilizing the Federal Reserve’s discount window during the second quarter of 2020, which has contributed to lower interest expenses and increased borrowing capacity.

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Net Interest Income

Net interest income of $51.2 million in the second quarter of 2020 increased $23.3 million, or 83%, compared to the second quarter of 2019 and increased $12.9 million, or 34%, compared to the first quarter of 2020.

The 83% increase in net interest income compared to the second quarter of 2019 reflected significantly higher loan growth and a slightly lower net interest margin. The interest rate spread of 2.31% for the second quarter of 2020 increased 9 basis points compared to 2.22% in the second quarter of 2019. The net interest margin of 2.42% for the second quarter of 2020 decreased 7 basis points compared to 2.49% for the second quarter of 2019. The decline in net interest margin compared to the second quarter of 2019 reflected lower overall market interest rates.

The 34% increase in net interest income compared to the first quarter of 2020 reflected an interest rate spread of 2.31% that increased 12 basis points compared to 2.19% in the first quarter of 2020. The net interest margin of 2.42% for the second quarter of 2020 also increased 2 basis points compared to 2.40% for the first quarter of 2020.

Interest Income

Interest income of $68.2 million in the second quarter of 2020 increased $19.4 million, or 40%, compared to the second quarter of 2019 and increased $7.8 million, or 13%, compared to the first quarter of 2020.

The 40% increase in interest income compared to the second quarter of 2019 was primarily due to significant loan growth that was partially offset by lower rates. The higher interest income reflected a $3.4 billion, or 94%, increase in the average balance of loans, including loans held for sale, which reached $6.9 billion for the second quarter of 2020. The average yield on loans and loans held for sale of 3.71% for the second quarter of 2020 decreased 104 basis points compared to 4.75% for the second quarter of 2019. The decline in average yields reflected lower overall interest rates in the second quarter of 2020.

The 13% increase in interest income compared to the first quarter of 2020 reflected a $1.9 billion, or 38%, increase in the average balance of loans, including loans held for sale, which reached $6.9 billion for the second quarter of 2020. The average yield on loans and loans held for sale of 3.71% for the second quarter of 2020 also decreased 59 basis points compared to 4.30% for the first quarter of 2020.

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Interest Expense

Total interest expense of $17.0 million for the second quarter of 2020 decreased $3.9 million, or 19%, compared to the second quarter of 2019 and decreased $5.1 million, or 23%, compared to the first quarter of 2020. Interest expense on deposits of $15.4 million for the second quarter of 2020 decreased $3.9 million, or 20%, compared to the second quarter of 2019 and decreased $5.2 million, or 25%, compared to the first quarter of 2020.

The 20% decrease in interest expense on deposits compared to the second quarter of 2019 was primarily due to custodial interest-bearing checking accounts that are tied to short-term LIBOR rates, which declined significantly. Also contributing significantly to the decline were lower rates on brokered certificates of deposits. The average balance of interest-bearing deposits of $7.0 billion for the second quarter of 2020 increased $3.2 billion, or 84%, compared to the second quarter of 2019. The average cost of interest-bearing deposits was 0.88% for the second quarter of 2020, which was a 116 basis point decrease compared to 2.04% for the second quarter of 2019.

The 25% decrease in interest expense on deposits compared to the first quarter of 2020 was also primarily due to custodial interest-bearing checking accounts that are tied to short-term LIBOR rates, which declined significantly. The average cost of interest-bearing deposits was 0.88% for the second quarter of 2020, which was a 67 basis point decrease compared to 1.55% in the first quarter of 2020. The average balance of interest-bearing deposits of $7.0 billion for the second quarter of 2020 also increased $1.7 billion, or 31%, compared to the first quarter of 2020.

Noninterest Income

Noninterest income of $26.2 million for the second quarter of 2020 increased $16.3 million, or 165%, compared to the second quarter of 2019 and increased $6.3 million, or 32%, compared to the first quarter of 2020.

The 165% increase in noninterest income compared to the second quarter of 2019 was primarily due to an $8.0 million increase in gain on sale of loans and a $4.3 million increase in mortgage warehouse fees. Also included in noninterest income for the second quarter of 2020 was a $500,000 negative fair market value adjustment to mortgage servicing rights, which compared to a $2.9 million negative fair market value adjustment for the second quarter of 2019.

The 32% increase in noninterest income compared to the first quarter of 2020 was primarily due to a $7.4 million increase in loan servicing fees and $2.7 million increase in mortgage warehouse fees, that were partially offset by a $4.1 million decrease in gain on sale of loans. Included in loan servicing fees for the second quarter of 2020 was a $500,000 negative fair market value adjustment to mortgage servicing rights, which compared to a $6.5 million negative fair market value adjustment for the first quarter of 2020.

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At June 30, 2020, the mortgage servicing rights asset was valued at $72.9 million, a decrease of 2% compared to both June 30, 2019 and December 31, 2019. The value of mortgage servicing rights generally declines in falling interest rate environments and increases in rising interest rate environments.

Noninterest Expense

Noninterest expense of $20.3 million for the second quarter of 2020 increased $4.4 million, or 27%, compared to the second quarter of 2019 and decreased $2.0 million, or 9%, compared to the first quarter of 2020.

The 27% increase in noninterest expense compared to the second quarter of 2019 was due primarily to a $1.9 million, or 19%, increase in salaries and employee benefits to support business growth and a $1.6 million, or 749%, increase in deposit insurance related to the growth in deposits and assets. The efficiency ratio of 26.2% for the second quarter of 2020 compared to 42.1% for the second quarter of 2019.

The 9% decrease in noninterest expense compared to the first quarter of 2020 was primarily due to a $2.4 million, or 17%, decrease in salaries and employee benefits that reflected lower commissions on lower gain on sale of loans. The efficiency ratio of 26.2% for the second quarter of 2020 compared to 38.3% for the first quarter of 2020.

Segments

For the second quarter of 2020, net income for Mortgage Warehousing increased 338% compared to the second quarter of 2019, and increased 123% compared to the first quarter of 2020, reflecting significant growth in net interest income from higher loan volume.

For the second quarter of 2020, net income for Multi-family Mortgage Banking increased 45% compared with the second quarter of 2019, primarily due to a lower negative fair market value adjustment to mortgage servicing rights. Net income decreased 32% compared to the first quarter of 2020, primarily due to lower gains on sale of loans that were partially offset by a lower negative fair market adjustment to mortgage servicing rights. The second quarter of 2020 included a smaller negative fair market value adjustment than the negative fair value adjustment of $2.9 million for the second quarter of 2019 and the negative fair market value adjustment of $6.5 million for the first quarter of 2020.

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For the second quarter of 2020, net income for Banking increased 40% compared to the second quarter of 2019, and increased 49% compared to the first quarter of 2020, reflecting higher gain on sale of loans in the single-family mortgage business for both periods.

About Merchants Bancorp

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business, including Federal Housing Administration ("FHA") multi-family housing and healthcare facility financing and servicing; mortgage warehouse financing; retail and correspondent residential mortgage banking; agricultural lending; and traditional community banking. Merchants Bancorp, with $9.4 billion in assets and $6.9 billion in deposits as of June 30, 2020, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Farmers-Merchants Bank of Illinois, Merchants Capital Servicing, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbankofindiana.com.

Forward-Looking Statements

This press release contains forward-looking statements which reflect management’s current views with respect to, among other things, future events and financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "might," "should," "could," "predict," "potential," "believe," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "goal," "target," "outlook," "aim," "would," "annualized" and "outlook," or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control, such as the potential impacts of the COVID-19 pandemic. Accordingly, management cautions that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated in these forward-looking statements, including the impacts of the COVID-19 pandemic, such as the severity, magnitude, duration and businesses’ and governments’ responses thereto, on the Company’s operations and personnel, and on activity and demand across its businesses, and other factors identified in "Risk Factors" or "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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MEDIA CONTACT: REBECCA MARSH

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

INVESTOR CONTACT: JOHN MACKE

Merchants Bancorp

Phone: (317) 536-7421

Email: jmacke@merchantsbankofindiana.com

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Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Assets
Cash and due from banks	$13,830	$8,168	$13,909	$15,614	$15,176
Interest-earning demand accounts	389,357	559,914	492,800	349,362	445,713
Cash and cash equivalents	403,187	568,082	506,709	364,976	460,889
Securities purchased under agreements to resell	6,651	6,685	6,723	6,760	6,798
Mortgage loans in process of securitization	518,788	465,157	269,891	227,914	101,514
Available for sale securities	259,656	339,053	290,243	308,673	261,485
Federal Home Loan Bank (FHLB) stock	53,224	46,156	20,369	18,808	18,820
Loans held for sale (includes $42,000, $18,938, $19,592, $23,357, and $9,592, respectively, at fair value)	3,877,769	2,796,008	2,093,789	2,498,538	1,918,118
Loans receivable, net of allowance for loan losses of $20,497, $18,883, $15,842, $13,705, and $12,604, respectively	4,133,315	3,501,770	3,012,468	2,742,088	2,347,906
Premises and equipment, net	29,362	29,415	29,274	29,211	26,580
Mortgage servicing rights	72,889	69,978	74,387	71,989	74,550
Interest receivable	18,574	18,139	18,359	18,780	17,415
Goodwill	15,845	15,845	15,845	15,574	15,574
Intangible assets, net	3,038	3,419	3,799	4,182	4,567
Other assets and receivables	47,102	48,691	30,072	29,693	33,174
Total assets	$9,439,400	$7,908,398	$6,371,928	$6,337,186	$5,287,390
Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing	$601,265	$327,805	$272,037	$198,843	$192,521
Interest-bearing	6,307,363	6,394,900	5,206,038	5,300,806	4,463,469
Total deposits	6,908,628	6,722,705	5,478,075	5,499,649	4,655,990
Borrowings	1,761,113	444,567	181,439	159,673	62,225
Other liabilities	61,461	68,157	58,686	48,425	54,162
Total liabilities	8,731,202	7,235,429	5,718,200	5,707,747	4,772,377
Commitments and Contingencies
Shareholders' Equity
Common stock, without par value
Authorized - 50,000,000 shares
Issued and outstanding - 28,745,614 shares, 28,742,484 shares, 28,706,438 shares, 28,706,438 shares, and 28,706,438 shares, respectively	135,949	135,746	135,640	135,507	135,374
Preferred stock, without par value - 5,000,000 total shares authorized
8% Preferred stock - $1,000 per share liquidation preference
Authorized - 50,000 shares
Issued and outstanding - 41,625 shares	41,581	41,581	41,581	41,581	41,581
7% Series A Preferred stock - $25 per share liquidation preference
Authorized - 3,500,000 shares
Issued and outstanding - 2,081,800 shares, 2,081,800 shares, 2,081,800 shares, 2,081,800 shares, and 2,955,800 shares, respectively	50,221	50,221	50,221	50,245	72,095
6% Series B Preferred stock - $1,000 per share liquidation preference
Authorized - 125,000 shares
Issued and outstanding - 125,000 shares, 125,000 shares, 125,000 shares, and 125,000 shares (all equivalent to 5,000,000 depositary shares)	120,844	120,844	120,844	120,863	—
Retained earnings	358,895	323,651	304,984	280,551	265,323
Accumulated other comprehensive income	708	926	458	692	640
Total shareholders' equity	708,198	672,969	653,728	629,439	515,013
Total liabilities and shareholders' equity	$9,439,400	$7,908,398	$6,371,928	$6,337,186	$5,287,390

Consolidated Statement of Income

(Unaudited)

(In thousands, except share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Interest Income
Loans	$63,979	$53,564	$42,365	$117,543	$76,820
Mortgage loans in process of securitization	2,534	2,796	1,967	5,330	3,012
Investment securities:
Available for sale - taxable	972	1,322	1,477	2,294	3,028
Available for sale - tax exempt	38	37	53	75	149
Federal Home Loan Bank stock	447	239	257	686	480
Other	234	2,459	2,642	2,693	4,946
Total interest income	68,204	60,417	48,761	128,621	88,435
Interest Expense
Deposits	15,398	20,630	19,344	36,028	33,571
Borrowed funds	1,572	1,434	1,495	3,006	2,811
Total interest expense	16,970	22,064	20,839	39,034	36,382
Net Interest Income	51,234	38,353	27,922	89,587	52,053
Provision for loan losses	1,745	2,998	105	4,743	754
Net Interest Income After Provision for Loan Losses	49,489	35,355	27,817	84,844	51,299
Noninterest Income
Gain on sale of loans	17,084	21,166	9,104	38,250	11,747
Loan servicing fees, net	1,597	(5,824)	(1,561)	(4,227)	(1,908)
Mortgage warehouse fees	5,475	2,746	1,138	8,221	1,891
Gains/(losses) on sale of investments available for sale (1)	—	—	(3)	—	124
Other income	2,032	1,814	1,192	3,846	1,680
Total noninterest income	26,188	19,902	9,870	46,090	13,534
Noninterest Expense
Salaries and employee benefits	11,828	14,240	9,965	26,068	18,532
Loan expenses	2,039	1,164	1,345	3,203	2,279
Occupancy and equipment	1,383	1,492	946	2,875	1,822
Professional fees	726	569	453	1,295	992
Deposit insurance expense	1,851	1,786	218	3,637	495
Technology expense	716	610	629	1,326	1,101
Other expense	1,739	2,432	2,364	4,171	3,734
Total noninterest expense	20,282	22,293	15,920	42,575	28,955
Income Before Income Taxes	55,395	32,964	21,767	88,359	35,878
Provision for income taxes (2)	14,233	8,381	5,328	22,614	8,869
Net Income	$41,162	$24,583	$16,439	$65,745	$27,009
Dividends on preferred stock	(3,619)	(3,618)	(1,743)	(7,237)	(2,576)
Net Income Allocated to Common Shareholders	37,543	20,965	14,696	58,508	24,433
Basic Earnings Per Share	$1.31	$0.73	$0.51	$2.04	$0.85
Diluted Earnings Per Share	$1.31	$0.73	$0.51	$2.03	$0.85
Weighted-Average Shares Outstanding
Basic	28,743,894	28,734,632	28,705,313	28,739,263	28,703,790
Diluted	28,762,349	28,759,412	28,746,297	28,760,880	28,741,877

(1)	Includes $0, $0, $(3), $0, and $124, respectively, related to accumulated other comprehensive earnings reclassifications.

(2)	Includes $0, $0, $1, $0, and $(31), respectively, related to income tax (expense)/benefit for reclassification items.

Key Operating Results

(Unaudited)

($ in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Noninterest expense	20,282	22,293	15,920	42,575	28,955

Net interest income (before provision for losses)	51,234	38,353	27,922	89,587	52,053
Noninterest income	26,188	19,902	9,870	46,090	13,534
Total income	77,422	58,255	37,792	135,677	65,587

Efficiency ratio	26.20%	38.27%	42.13%	31.38%	44.15%

Average assets	8,689,212	6,604,394	4,661,138	7,646,803	4,182,203
Net income	41,162	24,583	16,439	65,745	27,009
Return on average assets before annualizing	0.47%	0.37%	0.35%	0.86%	0.65%
Annualization factor	4.00	4.00	4.00	2.00	2.00
Return on average assets	1.89%	1.49%	1.41%	1.72%	1.29%

Return on average tangible common shareholders' equity (1)	32.62%	19.19%	15.38%	26.08%	13.08%

Tangible book value per common share (1)	$16.58	$15.35	$13.28	$16.58	$13.28

Tangible common shareholders' equity/tangible assets (1)	5.06%	5.59%	7.24%	5.06%	7.24%

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Measures"

(1) Reconciliation of Non-GAAP Financial Measures

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the company's financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations.  As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable  to non-GAAP financial measures that other companies use.  A reconciliation of GAAP to non-GAAP financial measures is below.  Net Income Available to Common Shareholders excludes preferred stock.  Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total assets.  Tangible Assets is calculated by excluding the balance of goodwill and intangible assets.  Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Net income	41,162	24,583	16,439	65,745	27,009
Less: preferred stock dividends	(3,619)	(3,618)	(1,743)	(7,237)	(2,576)
Net income available to common shareholders	37,543	20,965	14,696	58,508	24,433

Average shareholders' equity	692,132	669,169	495,789	680,651	462,694
Less: average goodwill & intangibles	(19,083)	(19,483)	(20,396)	(19,283)	(20,688)
Less: average preferred stock	(212,646)	(212,646)	(93,108)	(212,646)	(68,287)
Tangible common shareholders' equity	460,403	437,040	382,285	448,722	373,719

Annualization factor	4.00	4.00	4.00	2.00	2.00
Return on average tangible common shareholders' equity	32.62%	19.19%	15.38%	26.08%	13.08%

Total equity	708,198	672,969	515,013	708,198	515,013
Less: goodwill and intangibles	(18,883)	(19,264)	(20,141)	(18,883)	(20,141)
Less: preferred stock	(212,646)	(212,646)	(113,676)	(212,646)	(113,676)
Tangible common shareholders' equity	476,669	441,059	381,196	476,669	381,196

Assets	9,439,400	7,908,398	5,287,390	9,439,400	5,287,390
Less: goodwill and intangibles	(18,883)	(19,264)	(20,141)	(18,883)	(20,141)
Tangible assets	9,420,517	7,889,134	5,267,249	9,420,517	5,267,249

Ending common shares	28,745,614	28,742,484	28,706,438	28,745,614	28,706,438
Tangible book value per common share	$16.58	$15.35	$13.28	$16.58	$13.28
Tangible common shareholders' equity/tangible assets	5.06%	5.59%	7.24%	5.06%	7.24%

Merchants Bancorp

Average Balance Analysis

($ in thousands)

(Unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:

Interest-bearing deposits, and other	$971,350	$681	0.28%	$777,820	$2,698	1.40%	$440,502	$2,899	2.64%
Securities available for sale - taxable	276,928	972	1.41%	293,964	1,322	1.81%	266,950	1,477	2.22%
Securities available for sale - tax exempt	5,294	38	2.89%	5,305	37	2.81%	9,052	53	2.35%
Mortgage loans in process of securitization	328,089	2,534	3.11%	349,746	2,796	3.22%	194,411	1,967	4.06%
Loans and loans held for sale	6,936,368	63,979	3.71%	5,012,324	53,564	4.30%	3,580,620	42,365	4.75%
Total interest-earning assets	8,518,029	68,204	3.22%	6,439,159	60,417	3.77%	4,491,535	48,761	4.35%
Allowance for loan losses	(19,474)			(15,841)			(13,466)
Noninterest-earning assets	190,657			181,076			183,069
Total assets	$8,689,212			$6,604,394			$4,661,138

Liabilities & Shareholders' Equity:

Interest-bearing checking	2,656,105	2,327	0.35%	2,064,967	6,891	1.34%	1,527,971	7,567	1.99%
Savings deposits	176,546	27	0.06%	163,154	58	0.14%	144,315	81	0.23%
Money market	1,402,562	3,966	1.14%	1,143,249	4,575	1.61%	959,296	4,725	1.98%
Certificates of deposit	2,763,853	9,078	1.32%	1,964,622	9,106	1.86%	1,174,106	6,971	2.38%
Total interest-bearing deposits	6,999,066	15,398	0.88%	5,335,992	20,630	1.55%	3,805,688	19,344	2.04%

Borrowings	518,207	1,572	1.22%	289,263	1,434	1.99%	117,647	1,495	5.10%
Total interest-bearing liabilities	7,517,273	16,970	0.91%	5,625,255	22,064	1.58%	3,923,335	20,839	2.13%

Noninterest-bearing deposits	372,195			235,020			194,530
Noninterest-bearing liabilities	107,612			74,950			47,484

Total liabilities	7,997,080			5,935,225			4,165,349

Shareholders' equity	692,132			669,169			495,789

Total liabilities and shareholders' equity	$8,689,212			$6,604,394			$4,661,138

Net interest income		$51,234			$38,353			$27,922

Net interest spread			2.31%			2.19%			2.22%

Net interest-earning assets	$1,000,756			$813,904			$568,200

Net interest margin			2.42%			2.40%			2.49%

Average interest-earning assets to average interest-bearing liabilities			113.31%			114.47%			114.48%

Segment Results

(Unaudited)

($ in thousands)

	Net Income			Net Income
	Three Months Ended			Six Months Ended		Total Assets
	June 30,	March 31,	June 30,	June 30,		June 30,	March 31,	December 31,
	2020	2020	2019	2020	2019	2020	2020	2019
Segment
Multi-family Mortgage Banking	$3,651	$5,399	$2,517	$9,050	$1,805	$182,072	$180,772	$188,866
Mortgage Warehousing	27,712	12,437	6,320	40,149	10,152	5,575,169	4,362,423	3,124,684
Banking	11,812	7,950	8,408	19,762	17,177	3,639,638	3,323,750	3,018,568
Other	(2,013)	(1,203)	(806)	(3,216)	(2,125)	42,521	41,453	39,810
Total	$41,162	$24,583	$16,439	$65,745	$27,009	$9,439,400	$7,908,398	$6,371,928